UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 24, 2014

NGL Energy Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 South Yale Avenue

Suite 805

Tulsa, Oklahoma 74136

(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (918) 481-1119

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On June 24, 2014, NGL Energy Partners LP (“NGL”) and NGL Energy Finance Corp. (“Finance Corp.,” and together with NGL, the “Issuers”) entered into a purchase agreement (the “Purchase Agreement”) with RBS Securities Inc., as representative of the initial purchasers listed on Schedule1 to the Purchase Agreement (collectively, the “Initial Purchasers”) related to the issuance and sale by the Issuers to the Initial Purchasers of $400,000,000 aggregate principal amount of the Issuers’ 5.125% Senior Notes due 2019 (the “Notes”). Upon issuance of the Notes, the Issuers’ obligations thereunder will be fully, unconditionally, jointly and severally guaranteed on an unsubordinated and unsecured basis, by certain of NGL’s current and future restricted subsidiaries that incur or guarantee indebtedness under a credit facility, including NGL’s existing secured revolving credit facility (collectively, the “Guarantors,” and together with the Issuers, the “Obligors”). The Guarantors exclude NGL Gateway Terminals, Inc., High Sierra Energy GP, LLC, High Sierra Shared Services, LLC, Petro Source Products, LLC, NGL Crude Canada ULC, Indigo Injection #3-1, LLC, Atlantic Propane LLC and NGL Hutch, LLC.

The Notes and the guarantees thereof (collectively, the “Securities”) were offered and sold in a private offering (the “Offering”) conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the Securities have not been registered under the Securities Act or applicable state securities laws, and consequently, the Securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Obligors, on one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, the Purchase Agreement requires that upon closing of the Offering, the Obligors enter into a registration rights agreement pursuant to which, in certain circumstances, the Obligors would agree to conduct a registered exchange offer of the Securities for similar securities that are free of transfer restrictions under the Securities Act, or otherwise register the resale of the Securities under the Securities Act.

Closing of the Offering and delivery of the Securities is expected to take place on July 9, 2014.  The Issuers expect to receive net proceeds from the issuance and sale of the Securities of approximately $393.0 million, after deducting the Initial Purchasers’ discount and estimated expenses associated with the Offering. NGL intends to use the net proceeds of the Offering to repay borrowings under its credit agreement and for general partnership purposes.  The management and board of directors of NGL’s general partner retain broad discretion in deciding how to allocate the net proceeds of the Offering.

A copy of the Purchase Agreement is filed as Exhibit 1.1 hereto, and is incorporated herein by reference. The description of the Purchase Agreement in this Form 8-K is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Item 9.01                   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1

Purchase Agreement, dated June 24, 2014, by and among NGL Energy Partners LP, NGL Energy Finance Corp., the guarantors party thereto and RBS Securities Inc., as representative of the initial purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP

By: NGL Energy Holdings LLC, its general partner

Date: June 27, 2014	By:	/s/ H. Michael Krimbill
H. Michael Krimbill
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1

Purchase Agreement, dated June 24, 2014, by and among NGL Energy Partners LP, NGL Energy Finance Corp., the guarantors party thereto and RBS Securities Inc., as representative of the initial purchasers named therein.